DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.

DUNHAM FUNDS

March, 2010

Updated August 2024

CODE OF ETHICS AND CONDUCT

Contents

I.	Introduction	3
II.	Definitions	4
III.	General Prohibitions	5
IV.	Prohibited Transactions	6
	Personal Securities Transactions – De Minimis Exception	6
	Initial Public Offerings and Initial Coin Offerings	7
	Secondary Public Offerings	7
	Private Placements	7
	Ban on Short-Term Trading Profits	7
	Gifts	8
	Service as a Director	9
	Front-Running	9
	Inside Information	9
	Whistleblower Policy	9
V.	Pre-Clearance Procedures	10
	Factors Considered in Clearance of Personal Transactions	11
VI.	Exempt Securities Transactions	11
VII.	Reporting Requirements	11
	Disclosure by New Access Persons of Personal Securities Holdings	12
	Outside Business Activities	12
	Annual Certification	13
VIII.	Confidentiality of Dunham & Associates Transactions	13
IX.	Annual Report to Dunham Funds Board of Trustees	13
X.	Recordkeeping	14
XI.	Sanctions	14
Appendix I		15
	Policy on Insider Trading	15

I.	Introduction

This Code of Ethics and Conduct (the “Code”) has been adopted by Dunham & Associates Investment Counsel, Inc. (“DAIC”) and the Dunham Funds (the “Trust”) in accordance with Rule17j-1 (the “Rule”) under the Investment Company Act of 1940 (the “Act”) and Rule 204A-1 of the Investment Advisers Act of 1940. The purpose of this code is to establish guidelines and procedures to identify and prevent persons from breaching their fiduciary duties and to deal with other situations that may be deemed a conflict of interest. We are required to provide this Code to you and any subsequent updates.

In addition, federal securities laws require investment advisers and broker-dealers to adopt policies and procedures to identify and prevent the misuse of material non-public information. Therefore, DAIC has adopted an Insider Trading Policy that applies to all employees. A copy is enclosed in Appendix I.

All known violations of the Code should be promptly discussed with the CCO. If you are concerned in any way about the consequences of reporting violations, please consider reporting on an anonymous basis. DAIC will make every effort to treat any information provided with confidentiality.

Carefully read the guidelines and procedures of this Code and the Insider Trading Policy. Please retain a copy of this Code for your reference.

Please note: All supervised person will need to acknowledge receipt of changes to this code in the future, as applicable.

II.	Definitions

The following terms are defined as follows:

Advisory Person:	Advisory Person of a Fund or of a Fund’s investment adviser:

Means any director, officer, general partner or employee of the Trust or investment advisor (or any company in a control relationship to the Fund or investment advisor) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a series of the Trust (a “Fund”), or whose functions relate any recommendations with respect to such purchases or sales. As presently structured, DAIC personnel do not fit under this definition.

Any natural person in a control relationship to the Trust or investment adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Fund. As presently structured DAIC personnel do not fit under this definition.

Access Person:	Means employees of DAIC and officers of the Trust with access to material inside information regarding client trades placed directly by DAIC or its clients. This includes senior managers of DAIC and all employees in the following departments: Client Services, Sales and Marketing, Analyst Group, Compliance, Technology, Operations, and Finance.

Note: Non-access persons are required to meet all duplicate confirmation/statement requirements.

Associated Person:	Means any of DAIC’s supervised persons, who has access to nonpublic information regarding any clients’ purchase or sale of securities, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. This includes senior managers of DAIC and all employees in the following departments: Client Services, Sales and Marketing, Analyst Group, Compliance, Technology, Operations, and Finance.

Beneficial Ownership:	Means any interest in a security for which an Access Person or any member of his or her immediate family (relative by blood or marriage living in the same household) can directly or indirectly receive a monetary benefit. This term also includes the right to buy or sell a security, or to vote or direct the voting of a security.

Personal Securities Transaction:	Means any transaction in which an Access Person or his or her immediate family acquires or disposes of a Covered Security in which any such person has or gains a direct or indirect Beneficial Ownership interest.

Control:	Means the power to exercise a controlling influence over the management or policies of a company (unless such power is solely the result of an official position with the company). Any person who owns (directly or through one or more controlled companies), more than 25% of the voting securities of a company shall be presumed to control such company.

Covered Security:	Means all financial instruments except:

-	Debt securities issued by the U.S. Government or its agencies or instrumentalities;

-	Banker’s acceptances;

-	Bank certificates of deposit;

-	Commercial paper;

-	Shares of Money Market funds;

-	Transactions in units of a unit investment trust if it is exclusively unaffiliated mutual funds;

-	Shares of registered open-end investment companies (mutual funds but not including the Funds).

Certain covered securities, including Closed-end funds, HOLDRS, ETFs, ETNs, options on ETFs and ETNs, and the Funds are subject to the reporting requirements of the Code, but may not be subject to trading restrictions such as pre-clearance or holding period limitations.

Supervised Person:	Means any employee of DAIC or officer of the Trust.

III.	General Prohibitions

This Code applies to all Supervised Persons. The Code acknowledges the general principles that all Supervised Persons of an Investment Adviser and the Trust:

-	Owe a fiduciary obligation to all clients;

-	Have the duty at all times to place the interest of all clients first;

-	Must conduct their Personal Securities Transactions in a manner that avoids conflicts of interest or abuses their position of trust and responsibility and should fully disclose all material facts concerning any conflict that does arise with a client; and

-	Should not take improper advantage of their positions in relation to clients.

The Code makes it unlawful, when buying or selling securities for accounts in which they hold an interest, to engage in activities that are dishonest, manipulative, or that involve false or misleading statements. No person shall use any information concerning the investments or investment intentions of a client or legally affiliated entities for personal gain or in a manner harmful to the interests of any client.

In this regard, no person shall, directly or indirectly in connection with the purchase or sale of a security held or to be acquired by any client:

-	Employ any device, scheme or artifice to defraud any client; or

-	Make any untrue statement of a material fact or omit to state a material fact that could be misleading; or

-	Engage in an act, practice, or course of business which operates or would operate as fraud or deceit upon any client; or

-	Engage in any manipulative practice with respect to any client.

This Code requires Access Persons to report their covered Personal Securities Transactions as described in Section VI.

IV.	Prohibited Transactions

No Access Person may engage in a securities transaction in a covered security if he or she knows or should know at the time of entering into the transaction that:

-	DAIC has personally engaged in and executed a transaction in the same or equivalent security for a client within the last seven (7) days.

-	DAIC has engaged in or is considering executing a transaction in the same security for a client within the next seven (7) days.

In addition, no Access Person may engage in spread betting/contracts for difference (CFD) on securities (allowed only on currencies, commodities, and broad-based indices).

With the exception of Closed-end funds, HOLDRS, ETFs, ETNs, options on ETFs and ETNs, the Funds, and Private Placements (see requirements for initial investment), when purchasing or selling a covered Personal Securities Transaction an Access Person must:

-	Obtain advance written clearance of such transaction in accordance with Section V of this Code; and

-	Report to the Compliance Department the information described in Section VII of this Code.

Personal Securities Transactions – De Minimis Exception

Trades within the 7 day window

The Code permits Access Persons who have satisfied the pre-clearance requirements of Section V of this Code to purchase a covered security regardless of the fact that a client of DAIC may be placed in the security, under the following conditions:

Equity Securities:

Purchase or sale of 500 shares or less and totaling less than $15,000 (over a rolling 30 day period) by the Access Person or members of their immediate family if the issuer is listed on the NYSE Euronext, NUSE Amex Equities or NASDAQ (or 5 options with expiration beyond the next expiration) and

The issuer’s market capitalization is greater than $1billion (underlying security for options) or;

Debt Securities:

Purchase or sale of 100 units ($100,000 principal amount) or less (over a rolling 30 day period) by the Access Person or members of their immediate family; and

The issuer’s market capitalization is greater than $1 billion.

Initial Public Offerings and Initial Coin Offerings

Access Persons are prohibited from purchasing Initial Public Offerings pursuant to FINRA Rule 5130 and Initial Coin Offerings.

Secondary Public Offerings

Access Persons who have satisfied the pre-clearance requirements of Section V of this Code may purchase secondary public offerings if DAIC client accounts do not hold the security, and if no DAIC portfolio manager wishes to participate in the offering for client accounts. The Access person is subject to initial approval and subsequent reporting.

Private Placements

Access Persons who have satisfied the pre-clearance requirements of Section V of this Code may subscribe to a Private Placement. The Access person is subject to initial approval and subsequent reporting, but not to pre-clearance of subsequent investments in the same series of Partnerships.

Ban on Short-Term Trading Profits

With the exception of ETFs, ETNs, options on ETFs and ETNs, HOLDRS, Closed-end funds, Private Placements, and the Funds, all of which have no required holding period, no Access Person may engage in a Covered Securities transaction involving the profitable purchase and sale, or sale and purchase of a security where the holding time is less than 30 calendar days (see separate time periods for options).

The ban on short-term trading profits does not prohibit closing positions at a loss within the 30 day period, subject to the conditions of the Prohibited Securities Transactions section and the De Minimis exemptions. New positions subsequently established after a loss is taken may be reopened in the same security, but must be pre-cleared.

Option positions opened should reflect an expiration date beyond the next upcoming expiration date. For instance, an option opened on December 15 should reflect expiration in January or beyond, not a short-term December expiration date. Profitable options may not be sold until the expiration week or 30 days (whichever is less) at which time the option can be closed or exercised without pre-clearance or approval. If writing covered call strategies, the expiration date of the call option should reflect an expiration date 30 days beyond the purchase date of the underlying security.

Closing option positions at a loss within the holding period is permitted and subject to the conditions of the Prohibited Securities Transactions section and the De Minimis exemptions. New option positions subsequently established after a loss is taken may be opened in the same option, but must be pre-cleared.

Gifts

No Supervised Person may seek any gift, favor, gratuity, or preferential treatment from any person or entity that:

-	Does business with or on behalf of DAIC and/or the Trust;

-	That is or may appear to be connected with any present or future business dealings between DAIC and/or the Trust and that person or organization;

-	Which may create or appear to create a conflict of interest.

Only gifts offered as a courtesy may be accepted.

Discretion should be used in accepting invitations for dinners, evening entertainment, golf outings, sporting events, or theater. When accepting such invitations, DAIC and/or the Trust requires that the person offering the invitation be in attendance in order to accept the invitation. No employee should offer any gifts, favors, or gratuities that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of the recipient.

Each Department Manager will assist employees in understanding the restrictions on acceptance of gifts and/or compensation of any nature as outlined in these procedures.

All reports of gifts given or received are reported to and maintained by the Administration Department in a central Incoming/ Outgoing Gift Log, under the direction of the Director of Administration (“DOA”). All requests by employees to give gifts to another broker/dealer, financial institution, or business-related entity are made through each supervisory principal and reported in the same manner described above. In no instance will any such gifts be permitted to exceed $100 per person over the calendar year. Typically, DAIC, as product sponsor would not give gifts as part of its compensation arrangements (see below).

In determining compliance with the $100 gift limit per individual recipient per year, all benefits given or received by DAIC and each associated person to or from a particular recipient over the course of a year will be aggregated over a calendar year. Benefits shall be valued at the higher of cost or market value, exclusive of tax and delivery charges. Benefits given to multiple recipients shall be valued on a pro rata per recipient basis.

An associate of the Compliance Department or its designee will periodically, but no later than quarterly review the Incoming/ Outgoing Gift Log to monitor the aggregate gift amounts. Any gift rule violations will be promptly addressed by the CCO. DAIC reserves the right to take appropriate disciplinary action with the impacted person, which may include issuance of a Warning Letter, issuance of a Letter of Censure for repeat occurrences, and in severe cases, termination for noncompliance with this policy.

In addition, on an annual basis, each associated person is required to attest their understanding of and adherence to the Gifts & Gratuities policy outlined herein as part of the Annual Compliance Questionnaire.

Service as a Director

No Supervised Person may serve on the board of directors for any publicly traded company without first obtaining the approval of the CEO of DAIC. Supervised persons must not trade any securities during the black-out period imposed by the public company. During the open windows, the Supervised Person may buy or sell the security, but must pre-clear the transaction with both the CFO of the public company and the CCO of DAIC. Any purchases or sales must be for investment purposes. No short-term trading is permitted.

In addition, any Supervised Person that wishes to serve on the board of directors of a privately held company must first provide confirmation that no business relationship exists between DAIC and the company. Supervised Persons should include Private Securities and Options on their initial and annual list of holdings and pre-clear purchases and sales of such securities with the Compliance Department.

Front-Running

No Access Person may knowingly engage in front-running an order or recommendation, even if the Access Person is not handling the order or the recommendation (and even if the order or recommendation is for someone other than the Access Person).

Inside Information

No Access Person may use material, non-public information about any issuer of securities, whether or not such securities are held by DAIC or a Fund or are suitable for inclusion in such portfolios, for personal gain or on behalf of a client. Any Access Person who believes he or she is in possession of such information must contact DAIC’s and/or the Trust’s CCO immediately to discuss the information and the circumstances surrounding its receipt. This prohibition does not prevent an Access Person from contacting officers and employees of issuers or other investment professionals in seeking information about issuers that has been publicly disseminated. (Please refer to DAIC’s Insider Trading Policy enclosed in Appendix I).

Whistleblower Policy

As part of our efforts to maintain and promote high standards of corporate governance, Supervised Persons are encouraged to submit good faith complaints regarding accounting, internal accounting controls or auditing matters related to DAIC or its affiliates and the Trust or other good faith allegations of unethical or illegal actions of any employee.

Any Supervised Person that has a complaint or report regarding such a matter should report the issue to your manager or the CCO. If this makes you uncomfortable, then contact an Independent Board Member:

Michael J. Torvinen

996 Koontz Ln

Carson City,, NV 89701-6418

Office: (775) 883-2162

Cell: (775) 336-8088

Email: miketorvinen@gmail.com

Please note that your phone call can be anonymous.

V.	Pre-Clearance Procedures

Approval Requirements

With the exception of ETFs, ETNs, options on ETNs and ETFs, HOLDRS, Closed-End Funds, the Funds, an Access Person must obtain written pre-clearance for covered securities from the CIO or designee and the Compliance Department. Pre-clearance of transactions under the De Minimis exemption are also to be obtained under the same process.

Time of Clearance

Pre-Clearance must be obtained on the date of the proposed transaction and is valid for the date approved and the next business day.

Pre-clearance Request

Pre-clearance must be obtained in writing by submitting a Pre-Clearance Request in the Dunham Portal in Orion Compliance or obtaining other written authorization from the required persons. From the Portal, trades can be submitted from the “Submit Trade Request” button. The appropriate security type (i.e. equities, fixed income, options, Dunham Mutual Funds) is selected. Details of the proposed transaction are entered in the system (ticker/ symbol, security description, account, trade type, number of shares, trade date). Once all details of the transaction are confirmed, the Pre- Clearance Request is submitted to compliance for approval. Once compliance pre-cleared the trade, a notification via email will be sent to the requestor with the approval. Approval is valid for the trade day and the following day.

Filing

The Compliance Department will retain a copy of all Trade Pre-clearance Requests and other trade authorizations.

Factors Considered in Clearance of Personal Transactions

Generally, the factors described below will be considered in determining whether or not to clear a proposed Personal Securities Transaction. However, if warranted by the nature of the securities transaction, the CCO has the authority to clear a securities transaction on any basis. A narrative explanation of the rationale may be included on the Trade Pre-clearance Request:

-	Whether the amount or nature of the transaction or person making it is likely to affect the price of or market for the security;

-	Whether the transaction would create the appearance of impropriety, whether or not an actual conflict exists;

-	Whether the transaction is non-voluntary on the part of the individual, such as a receipt of a stock dividend;

-	Whether the security is currently being considered for solicited purchase or sale by DAIC or has been considered in the past (7) seven days.

VI.	Exempt Securities Transactions

The Pre-clearance Requirements in Section V, and the Reporting Requirements in Section VII of this Code do not apply to:

-	Transactions in an account over which an Access Person has no direct or indirect influence or control; or in any account held by an Access Person which is managed on a discretionary basis by a person other than the Access Person, and with respect to which the Access Person does not, in fact, influence or control the transactions;

-	Transactions which are non-voluntary on the part of the Access Person;

-	Purchases which are part of an automatic dividend reinvestment plan;

-	Purchases as a result of the exercise by an Access Person of rights issued pro rata to all holders of a class of securities, to the extent that such rights were acquired from the issuer, and the sale of such rights; and

-	Other similar circumstances as determined by the CCO.

VII.	Reporting Requirements

Access Persons

Each Access Person shall provide a report to the Compliance Department within (30) thirty days after the end of each quarter of all covered personal Securities transactions during the quarter. Monthly account statements or direct feeds for custodians where direct feeds are available, are obtained by DAIC and are typically used for this purpose. Any non-exempt transactions in securities where statements or direct feeds are not provided to DAIC must be separately reported by the employee to the Compliance Department.

For any employee and related transactions in the Funds and the Dunham LPs, the Compliance

Department is provided quarterly with account statements. These accounts are initially noted by employees on the Brokerage Account Disclosure Form.

Access Person transactions in these Dunham-affiliated products are typically reviewed quarterly by the Compliance Department.

Annually, each Access person shall provide a report within the following information, which must be as of a date no more than 45 days before the report is submitted:

-	The title, number of shares and principal amount of each covered security in which Access Person has a direct or indirect Beneficial Ownership interest;

-	The name of any broker, dealer or bank with whom the Access Person maintains an account in which the Access Person had a direct or indirect Beneficial Ownership interest;

-	The date that the report is submitted by the Access Person.

Compliance Department Trades

The COO will review and approve all personal trading conducted by the CCO through approvals of trade pre-clearance requests and a review of accounts statements.

Form of Reports/Statements

Reports or statements must contain the following information with respect to each reportable transaction:

-	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

-	Title, number of shares or principal amount of each security and the price at which the transaction was effected; and

-	Name of the broker, dealer, or bank with or through whom the transaction was effected.

Disclosure by New Access Persons of Personal Securities Holdings

Within 10 days of becoming an Access Person, an employee must provide a Brokerage Account Disclosure Form containing a list of all Covered Securities in which he or she has a Beneficial Ownership interest.

The initial disclosure can be made by listing each security currently owned, or by attaching account statements to the Brokerage Account Disclosure form (statement with ending date within 45 days of employment). If holdings have changed since the statement, any changes should be disclosed on the back of the statement or on a separate form.

Outside Business Activities

All Supervised Persons are prohibited from being engaged in any employment (in any capacity) and/or from being compensated (in any manner other than a passive investment) for any employment outside the scope of his/her association with DAIC unless such activity is appropriately provided to DAIC (in writing,) and approved by DAIC (in writing). In determining whether or not to approve the proposed activity, DAIC will consider if such activity will: (1) interfere with or otherwise compromise the registered personnel’s responsibilities to DAIC and/or its customers or (2) be viewed by customers or the public as part of DAIC’s business based upon, among other factors, the nature of the proposed activity and the manner in which it will be offered.

Upon being hired by DAIC, individuals will be required to disclose all “outside business activities” on the Outside Business Activities Form. Thereafter, PRIOR to engaging in any outside employment, or receiving any outside compensation, employees must request, and receive permission, in writing, on the Business Activities Form, signed by the Supervisory Principal and CCO.

Failure to adhere to these policies and procedures will result in sanctions, ranging from suspension of performing the outside business activity to termination.

Annual Certification

All Supervised Persons must certify annually that they understand the Code, have had an opportunity to ask questions about the Code, and will comply with all applicable aspects of the Code. Each Access Person is also required to certify that DAIC has on file a complete list of holdings.

In addition, on an annual basis all employees are required to acknowledge that they are not engaged in any outside business activities for which they have not received formal approval by DAIC.

VIII.	Confidentiality of Dunham & Associates Transactions

Any information relating to DAIC’s clients and transactions are to be kept confidential. Disclosure of such confidential information should be made only to persons who are specifically authorized to receive that information. Questions or concerns regarding confidential information should be directed to the Compliance Department or the individual’s supervisor.

IX.	Annual Report to Dunham Funds Board of Trustees

No less frequently than annually, DAIC shall provide to the Dunham Funds Board of Trustees a written report that:

-	Describes any issues arising under this Code or procedures concerning personal investing of Access Persons since the last such report, including, but no limited to, information about material violations of the Code or procedures and sanctions imposed in response to any material violations;

-	Certifies that DAIC has adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and

-	Identifies any recommended changes in existing restrictions or procedures based upon DAIC’s experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

X.	Recordkeeping

DAIC and the Trust will maintain the following records at their principal place of business:

a.	A copy of this Code in an easily accessible place;

b.	A record of any violation of the Code, and any action taken as a result of the violation, in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

c.	A copy of each report made by an Access Person for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

d.	A record of all persons, currently or within the past five years, who are or were required to make reports as required by this Code, or who are or were responsible for reviewing these reports, in an easily accessible place;

XI.	Sanctions

Each Supervised Person must promptly report any known violation of this Code to the CCO. If the CCO discovers that a Supervised Person has violated any provision of the Code, the CCO may impose such sanctions as he or she deems appropriate, including, but not limited to, a warning, Letter of censure, fine, disgorgement (also stated a disgorgement of an amount equal to the difference between the price paid or received and the more advantageous of the price paid or received), suspension or termination of personal trading privileges and suspension or termination of employment. Serious cases may be referred to law enforcement or regulatory authorities. Any violations shall be reported to the Trustees of the Trust at the next meeting of the Trustees occurring after the CCO becomes aware of the violation.

Appendix I

Policy on Insider Trading

APPENDIX I

Dunham & Associates Investment Counsel Inc.

Policy on Insider Trading

Dunham & Associates Investment Counsel, Inc. forbids any officer, director or employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Dunham & Associates’ policy applies to every officer, director and employee and extends to activities within and outside their duties at Dunham & Associates. Every officer, director and employee must read and retain this policy statement. Any questions regarding Dunham & Associates’ policy and procedures should be referred to Compliance Officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	trading by an insider, while in possession of material nonpublic information, or

2.	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3.	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Officer.

Who is an Insider?

The concept of an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Dunham & Associates may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

FOR INTERNAL USE ONLY

APPENDIX I

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information does not have to relate to a company’s business (examples: knowledge of a newspaper report, which could influence the price of a stock prior to the report, being published).

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in the report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

●	civil injunctions

●	treble damages

●	disgorgement of profits

●	jail sentences

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

●	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Because the nature of our business is to utilize third-party Fund Sub-Advisors, Dunham & Associates officers, directors and employees are not likely to obtain material nonpublic information. However, the following procedures have been established to aid the officers, directors and employees of Dunham & Associates in avoiding insider trading and to aid Dunham & Associates in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Dunham & Associates must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult Compliance Officer.

FOR INTERNAL USE ONLY

APPENDIX I

Identifying Inside Information

Before trading for yourself or others, including investment companies or private accounts managed by Dunham & Associates, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

Report the matter immediately to the Compliance Officer.

Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Dunham & Associates.

After Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Personal Securities Trading

All officers, directors and employees of Dunham & Associates shall submit to the Compliance Officer a report of every securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), and trusts of which they are trustees or in which they have a beneficial interest have participated within ten days after such transaction. The report shall include the name of the security, date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. Sending duplicate confirmations of such trades to Compliance Officer may satisfy the requirement.

Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Dunham & Associates, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with Compliance Officer before trading or communicating the information to anyone.

FOR INTERNAL USE ONLY

APPENDIX I

Acknowledgment

I acknowledge that I have been given a copy of the Dunham & Associates Investment Counsel, Inc. (DAIC) Insider Trading Policy. I understand that this plan summarizes DAIC’s compliance and guidelines pertaining to the Insider Trading Policy as required by the governing self-regulatory organizations (SROs).

I further understand that DAIC at any time may rescind any of its policies or practices described in this program, except for those policies required by law. I acknowledge that it is my responsibility to read and become familiar with the contents of this policy, and any amendments, and any questions should be directed to the Compliance Department.

Printed Name & Signature	Date

FOR INTERNAL USE ONLY

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